Exhibit 5.2
OPINION OF SCHMIEDESKAMP, ROBERTSON, NEU & MITCHELL
[SCHMIEDESKAMP, ROBERTSON, NEU & MITCHELL LETTERHEAD]
January 19, 2007
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Ladies and Gentlemen:
     We are acting as special Illinois counsel for Titan International, Inc., an Illinois corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933 (the “Act”) of up to 6,577,200 shares of the Company’s common stock, no par value (“Common Stock”), issued on conversion of the Company’s 5.25% Senior Convertible Notes due 2009 (the “Convertible Notes”). The Convertible Notes were issued pursuant to an Indenture, dated July 26, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.
     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.
     As special Illinois counsel for the Company, we are of the opinion that:
     1. The Company is a corporation duly organized and legally existing under the laws of the State of Illinois and is in good standing under said laws, and that it is legally qualified to hold property and do business under said laws.
     2. The Common Stock will be validly issued, fully paid and non-assessable upon issuance of the Common Stock in conformity with the Registration Statement and the Indenture.
     We express no opinion herein other than as to the corporate laws of the State of Illinois.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Company to register the Common Stock under the Act and to the reference to our Firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     A copy of this opinion may be delivered to Bodman LLP in connection with its opinion filed as Exhibit 5.1 to the Registration Statement and Bodman LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

Very truly yours,

SCHMIEDESKAMP, ROBERTSON, NEU & MITCHELL

/s/ William M. McCleery, Jr.

By: William M. McCleery, Jr.